CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated March 1, 2018 on the financial statements and financial highlights of the RAISE Core Tactical Fund (formerly known as Kaizen Hedged Premium Spreads Fund), Altrius Enhanced Income Fund and MarketGrader 100 Enhanced Index Fund, each a series of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2018